EXHIBIT 11


PART II, Item 6


            COMPUTATION OF NET EARNINGS PER SHARE AND
                    COMMON SHARE EQUIVALENTS
                           (Unaudited)
              (In thousands, except per share data)



Earnings per share were computed using the weighted average number of shares outstanding plus, when dilutive, incremental shares issuable upon exercise of outstanding options under the treasury stock method.




                                       Three Months Ended
                                      ____________________
                                      June 24,    June 25,
                                          1995        1994
                                      ________    ________

Weighted average number of
common shares outstanding:

  Common stock outstanding               2,570       2,570
  Common stock equivalents                  50           0
                                       _______     _______
                                         2,620       2,570
                                       =======     =======

Net earnings                           $   118     $    93
                                       =======     =======

Net earnings per share of
  common stock                         $  0.05     $  0.04
                                       =======     =======
